UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  July 31, 2007

ADVANCED CELL TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50295	87-0656515
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1201 Harbor Bay Parkway, Alameda, California 94502

(Address of principal executive offices, including zip code)

(510) 748-4900

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CAR 240.13e-4(c))

ITEM  1.01            Entry into a Material Definitive Agreement.

On July 31, 2007, Advanced Cell Technology, Inc., a Delaware corporation (the “Company”), entered into that certain Agreement and Plan of Merger (the “Merger Agreement”) with Mytogen, Inc., a Delaware corporation (“Mytogen”).   The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, ACT Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), will merge with and into Mytogen, with Mytogen continuing as the surviving entity and a wholly owned subsidiary of the Company (the “Merger”).

General Terms and Conditions of Merger Agreement

Consideration

At the effective time of the Merger, all of the issued and outstanding shares of Mytogen will be canceled, and certain equity holders of Mytogen will receive (i) shares of common stock of the Company having an aggregate value of $5,000,000 based on a per share price of $0.62 (the “Consideration Shares”), and/or (ii) warrants to purchase an aggregate of 1,500,000 shares of common stock of the Company at an exercise price of $0.75 per share. In the event the Company fails to consummate an equity and/or debt financing of at least $3,000,000 prior to the date which is ninety (90) days from the date of the Merger Agreement, the Company will be required to issue warrants to purchase an additional 1,500,000 shares of common stock of the Company.

Representations and Warranties

The Company, Merger Sub and Mytogen have made customary representations and warranties in the Merger Agreement, including, among others, representations and warranties relating to (i) proper corporate organization and similar corporate matters, (ii) capitalization, (iii) the authorization, performance and enforceability of the Merger Agreement, (iv) financial statements, (v) taxes, (vi) absence of undisclosed liabilities, (vii) real and personal property interests, (viii) material contracts, (ix) title to assets, (x) absence of certain changes, (xi) employees and employee benefits matters, (xii) compliance with applicable laws, (xiii) absence of litigation, (xiv) environmental matters, (xv) regulatory matters, (xvi) compensation matters and (xvii) insurance.

Covenants

The Company, Merger Sub and Mytogen have also made customary covenants in the Merger Agreement, including, among others, that Mytogen will (i) conduct its business in the ordinary course consistent with past practice during the interim period between the execution of the Merger Agreement and the closing of the Merger (the “Closing”), and (ii) not engage in certain types of transactions during such period.

Closing Conditions

Each party’s obligation to effect the Merger is subject to the fulfillment of customary conditions, including, among others, (i) approval by all of the stockholders and other equity holders of Mytogen, (ii) the absence of any injunction or order prohibiting the Closing, subject to certain limited exceptions, (iii) subject to certain exceptions, the accuracy of representations and warranties of the other party, (iv) the modification of certain third-party contractual obligations, which such modification must be in a form satisfactory to the Company, and (v) material compliance of the other party with its covenants. The transaction is expected to close within ten (10) days following the satisfaction of all closing conditions.

Indemnification Obligations

The Merger Agreement provides for indemnification of the Company by Mytogen’s stockholders for any losses suffered as a consequence of violation, breach or misrepresentation of any representation, warranty or covenant of Mytogen and/or its stockholders, provided, however, the indemnification obligations are capped at $1,000,000; provided further that, with respect to the first $750,000 of losses covered by the indemnification obligations, the sole and exclusive source of the payment of any such indemnification obligations is limited to 1,209,677 shares of common stock of the Company otherwise issuable as part of the merger consideration which are to be deposited into escrow at the Closing of the Merger. Such shares shall be held in escrow for a twelve-month period following the Closing, in accordance with the terms and conditions of an escrow agreement to be entered into at the Closing between a representative of the Company, the stockholder representative and a designated escrow agent.  For indemnification purposes, the shares of common stock held in escrow shall be valued at $0.62.

Termination

The Merger Agreement provides certain termination rights for both the Company and Mytogen.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which the Company will file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ended June 30, 2007. There are representations and warranties contained in the Merger Agreement which were made by the parties to each other as of specific dates. The assertions embodied in these representations and warranties were made solely for purposes of the Merger Agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating its terms. Moreover, certain representations and warranties may not be accurate or complete as of any specified date because they are subject to a contractual standard of materiality that is different from certain standards generally applicable to shareholders or were used for the purpose of allocating risk between the parties rather than establishing matters as facts. Based upon the foregoing reasons, you should not rely on the representations and warranties as statements of factual information.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED CELL TECHNOLOGY, INC.

	By:	/s/ William M. Caldwell, IV
William M. Caldwell, IV
Chairman and Chief Executive Officer

Dated: August 6, 2007